Exhibit 10.1

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, SD 75107

January 15, 2013

Richard L. Battista

c/o Venable, LLP

2049 Century Park East, 21st Floor

Los Angeles, CA  90067

Attn:  Alan J. Epstein, Esq.

Re: Resignation Letter Agreement

Dear Mr. Battista:

LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), hereby acknowledges and accepts your request to resign from your position as president and chief executive officer of, and as a member of the Board of Directors of, the Company in contemplation of the imminent sale of the Company.  Moreover, you shall concurrently resign as an officer or director of any direct or indirect subsidiary of the Company, as well as a member of any committees of the Company or any of its subsidiaries or affiliates.

The Company hereby agrees to and accepts such resignation, which shall be deemed to have occurred by mutual agreement of the Company and you, effective as of 8 a.m. (CST) on January 16, 2013 (“Resignation Date”), by you as an employee, officer or director of, or other position with, the Company or any of its direct or indirect subsidiaries or affiliates; provided, however, that such acknowledgement is contingent on your signing this letter agreement (this “Resignation Letter”) in the space provided below and returning the signed Agreement to Mr. James G. Naro at the Company on or prior to 8 a.m. (CST) on January 16, 2013.

Subject to your signing the enclosed Separation and General Release Agreement (the “Release”), a copy of which is attached hereto as Exhibit A and returning the signed Release to James G. Naro at the Company on or after January 16, 2013, the Company shall provide you as follows:

(1)         make a lump sum payment to you on the Resignation Date, by wire-transfer of clear funds, in the amount of $1,388,592.88 (which amount includes your accrued and unpaid salary and accrued and unused vacation through January 16, 2013, your accrued 2012 pro-rated Guaranteed Minimum Bonus, and twelve months of Base Salary, Guaranteed Minimum Bonus and COBRA premiums) and subject to required withholding of applicable taxes; and

(2)         continued exclusive use of your existing office and parking space at 2029 Century Park East, Suite 1400 , Los Angeles, CA 90067, through March 31, 2013, without cost to you.

In addition, you shall continue to receive reimbursement of your business expenses incurred through the Resignation Date in accordance with the terms of the Company’s business expense reimbursement policy in effect as of the date hereof.  Further, the directors’ and officers’ insurance currently in effect with respect to the Company shall remain in effect in accordance with the terms thereof as of the date hereof.

The Company and you agree to the form of press release attached hereto.  The Company and you agree that no other press releases will be made by either party unless approved by the other party, such approval not to be unreasonably withheld or delayed, except that the Company may make any further required disclosures pursuant to its reporting obligations under applicable law.

The Company agrees that you shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under this Resignation Letter.  In addition, the Company will not retain or have a right of offset against the amounts payable to you under this Resignation Letter and the Company will not be entitled to reduce the amount of any compensation or benefits payable to you under this Resignation Letter by the amount of salary, bonus or other compensation of any kind, and/or corresponding benefits, earned or received by you from any employment, self-employment or other activities at any time after the Resignation Date.

You hereby agree to not make any false, defamatory or disparaging statements about the Company, or the current or former officers or directors of the Company that are reasonably likely to cause material damage to the Company or any of its affiliates, or the current or former officers or directors of the Company.  The Company agrees that neither the officers of the Company nor the Board of Directors of the Company shall make any false, defamatory or disparaging statements about you that are reasonably likely to cause material damage to you.  Notwithstanding the foregoing, nothing in this paragraph shall prohibit you or the Company from (i) providing truthful and accurate information to any governmental agency or as otherwise may be required by law, (B) responding publicly to incorrect, disparaging or derogatory public statements made by the other party in violation of this paragraph to the extent reasonably necessary to correct or refute such statements, or (C) conferring in confidence with its, his or her legal representatives and who have agreed to maintain the confidentiality of such statements.

The Company and you agree that the Employment Agreement between the Company and you dated as of September 11, 2012 (the “Employment Agreement”) and the “period of employment” (as defined therein), is hereby terminated effective as of the Resignation Date and is of no further force and effect, except that the following provisions of the Employment Agreement shall survive such termination pursuant to the terms thereof:  Section 8 (Confidentiality); Section 9 (Patents and Other Intellectual Property); Section 10 (Non-Solicitation; Remedies); Section 11 (Administrator and Claims Procedure) and Section 14 (Indemnification).

The Company and you further agree that the Key Employee Bonus letter agreement dated November 27, 2012 (“KEIP Agreement”) is hereby terminated as of the Resignation Date and is of no further force and effect.  Notwithstanding the foregoing, you shall be entitled to retain and shall have no obligation to refund to the Company any amounts paid by the Company to you under the KEIP Agreement prior to the date of this Resignation Letter.

This Resignation Letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  A counterpart of this Resignation Letter may be signed by one party to this Resignation Letter and telecopied (or sent by pdf) to the other party to this Resignation Letter (i) shall have the same effect as an original signed counterpart of this Resignation Letter and (ii) shall be conclusive proof, admissible in judicial proceedings, of such party’s execution of this Resignation Letter.

This Resignation Letter, together with the Release, constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended only in a writing signed by both parties.  If and to the extent of any inconsistencies between the terms of this Resignation Letter and the Employment Agreement and/or the KEIP Agreement, the terms of this Resignation Letter shall prevail.  All provisions of this Resignation Letter shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflicts of laws.

Sincerely,

AGREED AND ACKNOWLEDGED:
LODGENET INTERACTIVE CORPORATION

/s/ James G. Naro	/s/ Richard L. Battista
By: [•] James G. Naro	Name: Richard L. Battista
Title: [•] SVP, General Counsel	Date: January 15, 2013

General Release Agreement

This General Release Agreement is made and effective as of January 16, 2013 (“Effective Date”), by and between LodgeNet Interactive Corporation, a Delaware corporation (the “Company”) and Richard L. Battista (“you” or “your” ) in connection with your resignation from your position as president and chief executive officer of the Company.  In consideration of the mutual releases and other covenants set forth herein, and for other good and valuable consideration, the Company and you knowingly and voluntarily agree as of the Effective Date as follows:

A.                                  Release by Richard L. Battista.

1.              You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or controlled affiliate of the Company, any of its successors or assigns and any of its present and former employees, directors, officers, shareholders and agents (collectively referred to as the “Releasees”) based upon any matter, occurrence or event existing or occurring prior to the execution of this general release agreement (this “Release”), including anything relating to (a) your employment or engagement for services with the Company or any of its subsidiaries or controlled affiliates or to the termination of such employment or services, (b) your status as a shareholder or creditor of the Company, (c) your employment agreement dated September 11, 2012, between the Company and you (the “Employment Agreement”), and (d) your rights under that certain Key Employee Bonus letter agreement dated November 27, 2012, between the Company and you (“KEIP Agreement”); provided, however, that notwithstanding anything to the contrary herein, this waiver and release shall not release or affect, and you do not hereby release, waive or discharge, your rights and claims under or with respect to:  (i) any equity agreement with the Company, (ii) any benefits under the Company’s benefit plans (excluding severance pay and benefits) in accordance with the terms of such plans, (iii) your rights under that certain resignation letter agreement dated January 15, 2013 (“Resignation Agreement”), (iv) any directors’ and officers’ insurance; (v) indemnification required to be provided by the Company under the Employment Agreement, applicable law and/or the Company’s articles of incorporation and by-laws, (vi) your rights to continuation of group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, and (vi) your rights under this Release (collectively, the “Excluded Rights”).

2.              This release and waiver by you includes but is not limited to any rights or claims under United States federal, state and local law and the national and local law of any foreign country (statutory or decisional) for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance, including rights or claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; and any other state wage payment status and non-interference or non-retaliation statutes under any applicable state or local laws or ordinances.

3.              You agree never to institute any claim, suit or action at law or in equity against any Releasee in any way by reason of any claim you ever had or now have relating to the matters described in the two preceding paragraphs.

4.                                      The payments and benefits specified in the Resignation Letter shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company, its subsidiaries and affiliates and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonus, incentive, severance or change-in-control payments or benefits or attorneys’ fees, whether under the Employment Agreement, KEIP Agreement or otherwise; provided, however, that, notwithstanding any other provision of this agreement, you do not waive any of your rights to, and the Company shall comply with its obligations with respect to, the Excluded Rights.

B.                                    The Company, on behalf of itself and its subsidiaries (collectively, the “Company Parties”), knowingly and voluntarily waives and releases forever whatever claims the Company Parties ever had, now have or hereafter may have against you based upon any matter, occurrence or event existing or occurring prior to the execution of this Release, including anything relating to (a) your employment or engagement for services with the Company Parties or to the termination of such employment or services, (b) your status as a director, shareholder or creditor of any of the Company Parties, (c) the KEIP Agreement and (d) the Employment Agreement; provided, however, that notwithstanding anything to the contrary herein, this waiver and release shall not release or affect, and the Company Parties do not hereby release, waive or discharge, any rights and claims under or with respect to:  (i) the Company’s rights to enforce the following provisions of your Employment Agreement:  Section 8 (Confidentiality), Section 9 (Patents and Other Intellectual Property), Section 10 (Non-Solicitation; Remedies); Section 11 (Administrator; Claims) and Section 14 (Indemnification); (ii) any and all claims, liabilities, losses and expenses arising from or relating to your fraud, embezzlement or other criminal violation, or other willful misconduct; or (iii) the Company’s rights under or with respect to this Release or the Resignation Agreement.

C.                                    In the event any payments made to you pursuant to the Resignation Agreement are recovered as an avoidable preference or fraudulent transfer, or otherwise under Chapter 5 of the Bankruptcy Code, you shall have the right to assert a claim under Section 502 of the Bankruptcy Code.  Further, at your election in your sole discretion within 90 days’ following any such recovery, by written notice to the Company, Attention: General Counsel, 3900 West Innovation Street, Sioux Falls, SD 57107 (with a copy to Weil, Gotshal & Manges LLP, Attention:  Gary Holtzer, 767 Fifth Avenue, New York, NY 10153), (i) the releases and other covenants provided by you under Section A above and the releases and other covenants provided by the Company under Section B above shall be rescinded, null and void in their entirety and (ii) you shall be obligated to promptly repay to the Company to the extent not previously repaid an amount equal to $1,214,936.13 plus any amounts paid in respect of enumerated paragraph (3) of the Resignation Agreement.  Without limiting the generality of the immediately preceding sentence, in the event of any such election, you shall have the right to assert not only your claim under Section 502 of the Bankruptcy Code, but also any and all claims that you may have against the Estate(s), including, without limitation, any claims arising from the Employment Agreement and the alleged representations or misrepresentations made to you by the Company in connection therewith.

D.                                    Miscellaneous.

1.              All provisions of this Release shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflicts of laws

2.              This Release does not constitute an admission of liability or wrongdoing of any kind by you or the Company.

3.              This Release may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and you have knowingly and voluntarily decided to accept and agree to the foregoing by signing their names in the manner provided below.

Sincerely,

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
	Name:	James G. Naro
	Title:	SVP, General Counsel

AGREED AND ACKNOWLEDGED:

/s/ Richard L. Battista
Richard L. Battista
Date: January , 2013